Exhibit 99.1

Contacts:

AtriCure, Inc.	The Ruth Group
David J. Drachman	Nick Laudico (investors)
President and Chief Executive Officer	(646) 536-7030
(513) 755-5758	nlaudico@theruthgroup.com
ddrachman@atricure.com
Jason Rando (media)
(646) 536-7025
jrando@theruthgroup.com

Press Release

AtriCure Hires Julie Piton as Chief Financial Officer

WEST CHESTER, Ohio – January 9, 2007 – AtriCure, Inc. (Nasdaq:ATRC), a medical device company focused on developing, manufacturing and selling innovative surgical devices, announced today that it has hired Julie Piton, CPA, MBA as Vice President of Finance and Administration and Chief Financial Officer. Ms. Piton will commence employment at AtriCure on January 23, 2007.

Prior to joining AtriCure, Ms. Piton was the Vice President of Finance and Investor Relations at School Specialty, Inc., a supplier of supplemental educational supplies and products to the preK-12 education market with fiscal 2006 revenues in excess of $1 billion. During her eight-year tenure with School Specialty, Ms. Piton held various financial executive positions including Corporate Controller, Vice President Finance, divisional Chief Financial Officer and most recently Vice President Finance and Investor Relations. Her proven financial expertise includes finance and accounting, strategic planning and analysis, SEC reporting, investor relations, capital market transactions, mergers and acquisitions and Sarbanes-Oxley compliance.

Prior to her career at School Specialty, Ms. Piton held financial management positions with Schneider National, Inc. and Sensient Technologies, and was a Senior Auditor at Deloitte & Touche LLP. She earned a Bachelor’s degree in accounting and Master of Business Administration from the University of Wisconsin and is a Certified Public Accountant.

David Drachman, President and Chief Executive Officer said, “Julie is a highly accomplished senior financial executive and we look forward to her leadership and financial stewardship. Julie’s executive experience is a great addition to our management team and will support the further execution of our growth strategy.”

About AtriCure, Inc.

AtriCure, Inc. is a medical device company focused on developing, manufacturing and selling innovative surgical devices to create precise lesions, or scars, in soft and cardiac tissues. Medical journals have described the adoption by leading cardiothoracic surgeons of the AtriCure bipolar ablation system as a standard treatment alternative during open-heart surgical procedures to safely, rapidly and reliably create lesions in cardiac, or heart, tissue to block the abnormal electrical impulses that cause atrial fibrillation, a rapid, irregular quivering of the upper chambers of the heart. Atrial fibrillation affects more than 2.4 million people in the U.S. and predisposes them to a five fold increased risk of stroke.

The FDA has cleared the AtriCure bipolar ablation system for the ablation, or destruction, of soft tissues in general and non-cardiac related surgical procedures but to date has not cleared or approved the system for cardiac use or for the treatment of AF. The FDA has cleared the AtriCure Isolator(TM) Transpolar(TM) Pen for the ablation of cardiac tissue and the evaluation of cardiac arrhythmias, but the Isolator(TM) Transpolar(TM) Pen has not been approved for the treatment of AF.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuit) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.